EXHIBIT 4.27

                                 THIRD AMENDMENT
                                       TO
                          FINANCIAL ADVISORY AGREEMENT

      Third Amendment to Financial Advisory Agreement dated as of July 10, 1998 (the "Amendment"), among WATERMARC FOOD MANAGEMENT CO., a Texas corporation formerly known as Billy Blues Food Corporation (the "Company"), and SANDERS MORRIS MUNDY INC., a Texas corporation (the "Advisor");

                                   WITNESSETH:

      Whereas, the Company and the Advisor are parties to a Financial Advisory Agreement dated as of January 1, 1995, as amended by the First Amendment to Financial Advisory Agreement dated as of March 31, 1996, and the Second Amendment to Financial Advisory Agreement dated as of July 31, 1997 (as so amended, the "Advisory Agreement") pursuant to which the Company retained the Advisor to provide certain advice and consulting services to the Company; and

      Whereas, pursuant to the Advisory Agreement, the Company issued the Advisor the Advisor's Warrant

      Whereas, the Company 'and the Advisor wish amend the Advisor's Warrant in certain respects;

      Now, therefore, in consideration of the foregoing premises, the following mutual agreement, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Advisor agree to amend the Advisor's Warrant as follows:

      1. DEFINITIONS. Capitalized terms used herein shall have the meaning assigned to them in the Advisory Agreement unless otherwise defined herein or the context otherwise requires.

      2. AMENDMENTS TO THE ADVISOR'S WARRANTS. Each of the Advisor's Warrants is hereby amended by deleting the number "$0.25" in the first paragraph and substituting in place thereof the number "$0.09."

      4. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants as follows:

              (a)The execution, delivery and performance of this Amendment and the transactions contemplated hereby and thereby (i) are within the corporate authority of the Company, (ii) have been authorized by all necessary corporate proceedings on the part of the Company, (iii) do not conflict with or result in any material breach or contravention of any provision of law, statute, rule, or regulation to which the Company is subject or any judgment, order, writ, injunction, license, or permit applicable to the Company, and
                 (iv) do not conflict with any provision of the corporate charter or bylaws of the Company or any agreement or other instrument binding upon the Company.

              (b) The execution, delivery, and performance of this will result in valid and legally binding obligations of the Company enforceable against it in accordance with the respective terms and provisions hereof and thereof.

              (c) The execution, delivery, and performance of this Amendment and the consummation by the Company of the transactions contemplated hereby and thereby do not require any approval or consent of, or filing with, any governmental agency or authority.

      5. RATIFICATION. Except as expressly amended hereby, the Advisor's Warrants are hereby ratified and confirmed in all respects and shall continue in full force and effect. This Amendment and the Advisory Agreement shall hereafter be read and construed together as a single document, and all references to the Advisory Agreement or any agreement or instrument related to the Advisory Agreement shall hereafter refer to the Advisory Agreement a~amended by this Amendment.

      6. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

      7. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas (without reference to conflict of laws).

      In Witness Whereof, the Company and the Advisor have executed this Amendment as of the date first above written.


WATERMARC FOOD MA AGEMENT CO.   SANDERS MORRIS MUNDY INC.


                                  By:____________________________
                                  Name:__________________________
                                  Title:___________________________


                                    2